Exhibit 99.2

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

Thirteen Weeks ended March 31, 2007 and April 1, 2006

(In thousands, except per share data)

	2007	2006
Operating revenues:
Truckload	$93,068	$87,319
Brokerage	40,989	38,120
Intermodal	24,820	20,446

Total operating revenues	158,877	145,885

Operating expenses:
Purchased transportation	121,648	110,875
Commissions expense	10,599	9,456
Other operating expense, net	2,560	1,961
Selling, general, and administrative	12,193	11,288
Insurance and claims	4,872	3,847
Depreciation and amortization	1,907	1,270

Total operating expenses	153,779	138,697

Income from operations	5,098	7,188
Interest income	208	250

Interest expense	(14)	—

Income before provision for income taxes	5,292	7,438

Provision for income taxes	2,108	2,876

Net income	$3,184	$4,562

Results of Operations

The following table sets forth items derived from our consolidated statements of income for the thirteen weeks ended March 31, 2007 and April 1, 2006, presented as a percentage of operating revenues:

	Thirteen Weeks Ended
	March 31, 2007	April 1, 2006
Operating revenues	100%	100%
Operating expenses:
Purchased transportation	76.6	76.0
Commissions expense	6.7	6.5
Other operating expenses	1.6	1.3
Selling, general and administrative	7.7	7.7
Insurance and claims	3.1	2.6
Depreciation and amortization	1.2	0.9

Total operating expenses	96.8	95.1

Operating income	3.2	4.9
Interest income (expense), net	0.1	0.2

Income before provision for income taxes	3.3	5.1
Provision for income taxes	1.3	2.0

Net income	2.0%	3.1%

Thirteen Weeks Ended March 31, 2007 Compared to Thirteen Weeks ended April 1, 2006

Operating revenues. Operating revenues for the thirteen weeks ended March 31, 2007 increased by $13.0 million, or 8.9%, to $158.9 million from $145.9 million for the thirteen weeks ended April 1, 2006. Approximately $11.2 million of the increase in operating revenues is attributable to acquisitions made since the middle of the 1st quarter 2006. The increase in operating revenues relating to these acquisitions consisted of a $6.8 million increase in truckload operations, a $1.5 million increase in brokerage operations, and a $2.9 million increase in intermodal operations. For the thirteen weeks ended March 31, 2007, our operating revenue per loaded mile, excluding fuel surcharges, from our combined truckload and brokerage operations decreased to $2.06 from $2.13 for the thirteen weeks ended April 1, 2006. Excluding the effects of acquisitions made since the middle of the 1st quarter 2006, revenue from our truckload operations decreased by $1.1 million, or 1.3%, to $86.2 million for thirteen weeks ended March 31, 2007 from $87.3 million for the thirteen weeks ended April 1, 2006. Excluding the effects of acquisitions made since the middle of the 1st quarter 2006, revenue from our brokerage operations increased by $1.4 million, or 3.7%, to $39.5 million for the thirteen weeks ended March 31, 2007 compared to $38.1 million for the thirteen weeks ended April 1, 2006. Excluding the effects of acquisitions made since the middle of the 1st quarter 2006, revenue from our intermodal support services increased by $1.5 million, or 7.4%, to $22.0 million for the thirteen weeks ended March 31, 2007 from $20.4 million for the thirteen weeks ended April 1, 2006.

Purchased transportation. Purchased transportation expense for the thirteen weeks ended March 31, 2007 increased by $10.8 million, or 9.7%, to $121.6 million from $110.9 million for the thirteen weeks ended April 1, 2006. As a percentage of operating revenues, purchased transportation expense increased to 76.6% for the thirteen weeks ended March 31, 2007 from 76.0% for the thirteen weeks ended April 1, 2006. The absolute increase was primarily due to the growth in our operating revenues. Purchased transportation expense generally increases or decreases in proportion to the revenues generated through owner-operators and other third party providers. The increase in purchased transportation as a percent of operating revenues is primarily due to an increase in purchased transportation rates related to acquisitions made since the middle of the 1st quarter 2006 and $1.8 million increase in fuel surcharges, which are passed through to owner-operators. Fuel surcharges for the thirteen weeks ended March 31, 2007 were $13.8 million compared to $12.0 million for the thirteen weeks ended April 1, 2006.

Commissions expense. Commissions expense for the thirteen weeks ended March 31, 2007 increased by $1.1 million, or 12.1%, to $10.6 million from $9.5 million for the thirteen weeks ended April 1, 2006. As a percentage of operating revenues, commissions expense increased to 6.7% for the thirteen weeks ended March 31, 2007 compared to 6.5% for thirteen weeks ended April 1, 2006. The absolute increase was primarily due to the growth in our operating revenues. Also included in commissions expense for the thirteen weeks ended March 31, 2007 was approximately $200,000 of commission expense paid to an agency of the Company that was formerly operated by employees.

Other operating expense. Other operating expense for the thirteen weeks ended March 31, 2007 increased by $599,000, or 30.5%, to $2.6 million from $2.0 million for the thirteen weeks ended April 1, 2006. As a percentage of operating revenues, other operating expense increased to 1.6% for the thirteen weeks ended March 31, 2007 from 1.3% for the thirteen weeks ended April 1, 2006. The absolute increase was primarily due to the increased operating costs related to acquisitions made since the middle of the 1st quarter 2006 In addition, there was an increase in repairs and maintenance cost on company owned equipment, including equipment obtained in the fiscal 2006 acquisitions, of approximately $350,000 during the thirteen weeks ended March 31, 2007.

Selling, general and administrative. Selling, general and administrative expense for the thirteen weeks ended March 31, 2007 increased by $905,000, or 8.0%, to $12.2 million from $11.3 million for the thirteen weeks ended April 1, 2006. As a percentage of operating revenues, selling, general and administrative expense remained constant at 7.7% for the thirteen weeks ended March 31, 2007 compared to the thirteen weeks ended April 1, 2006. The absolute increase in selling, general and administrative expense was primarily the result of a $612,000 increase in salaries, wages and benefit costs from the acquisitions made since the middle of the 1st quarter 2006. Additionally, we incurred $288,000 in facility costs related to these acquisitions and from the transition to our new corporate headquarters. Also included in selling, general and administrative expense for the thirteen weeks ended March 31, 2007 was a provision of approximately $125,000 for fees related to our 2006 audit.

Insurance and claims. Insurance and claims expense for the thirteen weeks ended March 31, 2007 increased by $1.0 million, or 26.6%, to $4.9 million from $3.8 million for the thirteen weeks ended April 1, 2006. As a percentage of operating revenues, insurance and claims increased to 3.1% for the thirteen weeks ended March 31, 2007 from 2.6% for the thirteen weeks ended April 1, 2006. The absolute increase was primarily due to a $950,000 increase in insurance expense from higher premiums and an increase in our owner-operator provided fleet of tractors which are covered under our liability insurance policy. In addition, there was an increase in cargo claims during the thirteen weeks ended March 31, 2007 of approximately $375,000. Insurance and claims costs were partially offset by a lower provision for our auto liability reserves for the thirteen weeks ended March 31, 2007 of $300,000 compared to $600,000 for the thirteen weeks ended April 1, 2006.

Depreciation and amortization. Depreciation and amortization for the thirteen weeks ended March 31, 2007 increased by $637,000, or 50.2%, to $1.9 million from $1.3 million for the thirteen weeks ended April 1, 2006. Depreciation for the thirteen weeks ended March 31, 2007 increased by $425,000, or 47.1%, to $1.3 million from $0.9 million for the thirteen weeks ended April 1, 2006. Amortization for the thirteen weeks ended March 31, 2007 increased by $215,000, or 57.9%, to $582,000 from $368,000 for the thirteen weeks ended April 1, 2006. As a percent of operating revenues, depreciation and amortization increased to 1.2% for the thirteen weeks ended March 31, 2007 from 0.9% for the thirteen weeks ended April 1, 2006. The absolute increases are primarily the results of a $193,000 increase in amortization expense relating to fiscal 2006 acquisitions and additional depreciation on $15.5 million of capital expenditures made in 2006.

Interest expense (income), net. Net interest income for the thirteen weeks ended March 31, 2007 was $194,000 compared to net interest income of $250,000 for the thirteen weeks ended April 1, 2006. The decrease in net interest income of $56,000 or 22.4% is the result of lower average invested balances.

Provision for income taxes. Provision for income taxes for the thirteen weeks ended March 31, 2007 decreased by $768,000, or 26.7%, to $2.1 million from $2.9 million for the thirteen weeks ended April 1, 2006. For the thirteen weeks ended March 31, 2007 and April 1, 2006, we had an effective income tax rate of 39.8% and 38.7%, respectively, based upon our income before provision for income taxes. We do not expect any material change to our effective income tax rate in future periods.

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